Exhibit 99.1

LIBERTY BROADBAND REPORTS

FOURTH QUARTER AND YEAR END 2023 FINANCIAL RESULTS

Englewood, Colorado, February 16, 2024 – Liberty Broadband Corporation (“Liberty Broadband”) (Nasdaq: LBRDA, LBRDK, LBRDP) today reported fourth quarter and year end 2023 results.

Headlines include (1):

●	Fair value of Charter investment was $18.0 billion as of December 31, 2023
●	From November 1, 2023 through January 31, 2024, Liberty Broadband received $385 million of proceeds from sale of 933 thousand Charter shares to Charter
o	Maintained fully diluted equity interest in Charter of 26%(2)
●	From November 1, 2023 through January 31, 2024, Liberty Broadband repurchased 3.2 million LBRDK shares at an average price per share of $79.69 for total cash consideration of $255 million
●	For the full year, GCI(3) grew revenue 1% to $981 million, generated operating income of $117 million and grew Adjusted OIBDA(4) 1% to a record $361 million

“Despite a challenging environment, Charter deployed significant capital and made progress on its attractive mobile and rural expansion initiatives in 2023. Mobile is growing quickly, with promising post-promotional Spectrum One results. Rural footprint expansion is surpassing penetration and return targets. We are delivering value to customers leveraging the power of Charter’s assets and we are confident these investments will strengthen Charter’s competitive positioning, enhance future growth and increase shareholder value,” said Greg Maffei, Liberty Broadband President & CEO. “GCI produced another year of solid financial results and continues to expand and upgrade its fiber network across Alaska.”

Share Repurchases

From November 1, 2023 through January 31, 2024, Liberty Broadband repurchased 3.2 million shares of Series C Liberty Broadband common stock (Nasdaq: LBRDK) at an average cost per share of $79.69 for total cash consideration of $255 million. The total remaining repurchase authorization for Liberty Broadband as of February 1, 2024 is approximately $1.7 billion.

Charter Ownership

Under the terms of Liberty Broadband and Charter’s stockholder agreement, Liberty Broadband has sold and will continue to sell to Charter a number of shares of Class A common stock as is necessary to maintain Liberty Broadband’s percentage equity interest at 26% on a fully diluted basis. Such sales are executed by Liberty Broadband monthly based on Charter’s repurchase activity in the month prior.

From November 1, 2023 through January 31, 2024, Liberty Broadband sold 933 thousand shares of Charter Class A common stock to Charter for total proceeds of $385 million.

Balance Sheet

The following presentation is provided to separately identify cash and liquid investments, debt and public holdings of Liberty Broadband as of September 30, 2023 and December 31, 2023.

(amounts in millions)	9/30/2023	12/31/2023
Cash and Cash Equivalents:
GCI Holdings	$38	$79
Corporate and Other	50	79
Total Liberty Broadband Consolidated Cash	$88	$158

Fair Value of Public Holdings in Charter(a)	$20,715	$17,984

Debt:
Senior Notes(b)	$600	$600
Senior Credit Facility	395	394
Tower Obligations and Other(c)	92	91
Total GCI Holdings Debt	$1,087	$1,085
GCI Leverage(d)	3.0x	2.9x

Charter Margin Loan	$1,525	$1,460
3.125% Exchangeable Senior Debentures due 2053(e)	1,265	1,265
1.25% Exchangeable Senior Debentures due 2050(e)	2	—
Total Corporate Level Debt	$2,792	$2,725

Total Liberty Broadband Debt	$3,879	$3,810
Fair market value adjustment and deferred loan costs	73	12
Tower obligations and finance leases (excluded from GAAP Debt)	(87)	(86)
Total Liberty Broadband Debt (GAAP)	$3,865	$3,736

Other Financial Obligations:
Indemnification Obligation(f)	$21	$—
Preferred Stock(g)	180	180

a)	Represents fair value of the investment in Charter as of September 30, 2023 and December 31, 2023.
b)	Principal amount of Senior Notes.
c)	Includes the Wells Fargo Note Payable and current and long-term obligations under tower obligations and finance leases.
d)	As defined in GCI's credit agreement.

e)	Principal amount of Exchangeable Debentures exclusive of fair market value adjustments.
f)	Indemnity to Qurate Retail, Inc. (“Qurate Retail”), pursuant to Liberty Broadband’s indemnification agreement with Qurate Retail with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "LI LLC Charter exchangeable debentures"). Liberty Broadband was required to indemnify LI LLC for any payments made to a holder of such debentures that exercised its exchange right on or before the put/call date of October 5, 2023 in excess of the sum of the adjusted principal amount of such debentures plus certain estimated tax benefits to Qurate Retail, if any, resulting from the exchange. All remaining LI LLC Charter exchangeable debentures were retired or exchanged in the fourth quarter of 2023.
g)	Liquidation value of preferred stock. Preferred stock has a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following March 8, 2039. The preferred stock is considered a liability for GAAP purposes.

Liberty Broadband cash increased $70 million in the fourth quarter as proceeds from Charter share sales more than offset share repurchases in the period and debt reduction. GCI cash increased $41 million in the fourth quarter as cash from operations more than offset capital expenditures.

Liberty Broadband debt decreased by $69 million in the fourth quarter primarily due to repayment under the Charter margin loan. There is $840 million of available capacity under the Charter margin loan. GCI’s credit facility has undrawn capacity of $397 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 2.9x.

GCI Operating and Financial Results

	4Q22	4Q23	% Change		2022	2023	% Change
(amounts in millions, except operating metrics)
GCI Consolidated Financial Metrics
Revenue
Consumer	$123	$119	(3)%		$479	$468	(2)%
Business	127	131	3%		490	513	5%
Total revenue	$250	$250	-%		$969	$981	1%

Operating income(a)	$22	$26	18%		$54	$117	117%
Operating income margin (%)	8.8%	10.4%	160	bps	5.6%	11.9%	630	bps

Adjusted OIBDA(b)	$91	$90	(1)%		$358	$361	1%
Adjusted OIBDA margin(b) (%)	36.4%	36.0%	(40)	bps	36.9%	36.8%	(10)	bps

GCI Consumer
Financial Metrics
Revenue
Data	$59	$58	(2)%		$231	$233	1%
Wireless	51	51	-%		193	193	-%
Other	13	10	(23)%		55	42	(24)%
Total revenue	$123	$119	(3)%		$479	$468	(2)%
Operating Metrics
Data:
Cable modem subscribers(c)					157,200	159,700	2%
Wireless:
Lines in service(d)					191,100	197,300	3%

GCI Business
Financial Metrics
Revenue
Data	$104	$110	6%		$395	$427	8%
Wireless	12	12	-%		53	50	(6)%
Other	11	9	(18)%		42	36	(14)%
Total revenue	$127	$131	3%		$490	$513	5%

a)

Operating income for the year ended December 31, 2022 includes a $29 million legal settlement accrual related to discussions and settlement offers that GCI made to the DOJ and Enforcement Bureau of the FCC. The legal proceedings were finalized and settlement payments were made in the second quarter of 2023.

b)	See reconciling schedule 1.
c)

A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. Data cable modem subscribers as of December 31, 2023 include 1,100 subscribers that were reclassified from GCI Business to GCI Consumer subscribers in the first quarter of 2023 and are not new additions.

d)

A wireless line in service is defined as a wireless device with a monthly fee for services. Wireless lines in service as of December 31, 2023 include 1,400 lines that were reclassified from GCI Business to GCI Consumer lines in the first quarter of 2023 and are not new additions.

Unless otherwise noted, the following discussion compares financial information for the three and twelve months ended December 31, 2022 and December 31, 2023.

GCI revenue was flat in the fourth quarter, with growth in business data offset by declines in other revenue in both business and consumer. GCI revenue increased 1% for the full year driven by robust demand for data in business customers throughout the year, partially offset by a decline in video and voice revenue.

Operating income increased in the fourth quarter and full year due to lower depreciation expense as certain assets became fully depreciated in 2022. The full year also benefited from lapping a legal settlement accrual recognized in 2022. Adjusted OIBDA decreased 1% in the fourth quarter and increased 1% for the full year in line with revenue growth. Business data growth was strong throughout 2023 highlighting the shift to higher margin revenue, offset primarily by higher selling, general and administrative expense due to increases in labor related costs, software contracts, bad debt and property taxes.

In 2023, GCI spent $216 million, net, on capital expenditures, which is elevated compared to prior expectations largely due to the timing of receiving certain grant proceeds. Capital expenditure spending was primarily related to improvements to the wireless and data networks, particularly in rural Alaska. GCI’s net capital expenditures for 2024 are expected to be approximately $200 million related to additional high-returning investments in middle and last mile connectivity, with continued network expansion in GCI’s most important markets in rural Alaska including the Bethel and AU-Aleutians fiber projects.

FOOTNOTES

1)	Liberty Broadband will discuss these highlights and other matters on Liberty Broadband's earnings conference call that will begin at 11:00 a.m. (E.T.) on February 16, 2024. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Calculated pursuant to the stockholder agreement between Liberty Broadband and Charter Communications, Inc. (“Charter”).
3)	Liberty Broadband’s principal operating asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider, and it also holds an interest in Charter.
4)	For a definition of Adjusted OIBDA and Adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

NOTES

LIBERTY BROADBAND FINANCIAL METRICS

(amounts in millions)	4Q22	4Q23	2022	2023
Revenue
GCI Holdings	$250	$250	$969	$981
Corporate and other(a)	-	-	6	-
Total Liberty Broadband Revenue	$250	$250	$975	$981

Operating Income (Loss)
GCI Holdings(b)	$22	$26	$54	$117
Corporate and other(a)(c)	(55)	(13)	(93)	(44)
Total Liberty Broadband Operating Income (Loss)	$(33)	$13	$(39)	$73

Adjusted OIBDA
GCI Holdings	$91	$90	$358	$361
Corporate and other	(10)	(7)	(31)	(24)
Total Liberty Broadband Adjusted OIBDA	$81	$83	$327	$337

a)	Corporate and other included Skyhook Holdings, Inc. until its sale on May 2, 2022.
b)	GCI’s operating income for the year ended December 31, 2022 includes a $29 million legal settlement accrual related to discussions and settlement offers that GCI made to the DOJ and Enforcement Bureau of the FCC. The legal proceedings were finalized and settlement payments were made in the second quarter of 2023.
c)	During the fourth quarter of 2022, Liberty Broadband accrued $38 million for a litigation settlement relating to a tentative settlement of the Charter and Liberty Broadband Delaware litigation. The legal proceeding was finalized and a settlement payment was made in the second quarter of 2023.

Important Notice: Liberty Broadband (Nasdaq: LBRDA, LBRDK, LBRDP) will discuss Liberty Broadband’s earnings release on a conference call which will begin at 11:00 a.m. (E.T.) on February 16, 2024. The call can be accessed by dialing (877) 407-3944 or (412) 902-0038, passcode 13742819, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertybroadband.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Liberty Broadband’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to Liberty Broadband’s equity interest in Charter and Charter’s buyback of common stock, Liberty Broadband’s participation in Charter’s buyback of common stock, the continuation of our stock repurchase program, the expansion and upgrade of GCI’s fiber network, expectations regarding Charter’s mobile growth and Spectrum One results and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Broadband, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of inflationary pressures) and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and Liberty Broadband expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Broadband's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Broadband, including the most recent Form 10-K, for additional information about Liberty Broadband and about the risks and uncertainties related to Liberty Broadband which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Broadband (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. Liberty Broadband defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, and impairment charges. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty Broadband defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Liberty Broadband believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, Liberty Broadband views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Broadband’s management considers in assessing the results of operations and performance of its assets. Please see the tables below for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating income to its Adjusted OIBDA for the three and twelve months ended December 31, 2022 and December 31, 2023.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q22	4Q23	2022	2023
GCI Holdings Operating Income	$22	$26	$54	$117
Depreciation and amortization	67	61	262	230
Stock-based compensation	2	3	13	14
Litigation settlement(a)	—	—	29	—
GCI Holdings Adjusted OIBDA	$91	$90	$358	$361

a)	GCI’s operating income for the year ended December 31, 2022 includes a $29 million legal settlement accrual related to discussions and settlement offers that GCI made to the DOJ and Enforcement Bureau of the FCC. The legal proceedings were finalized and settlement payments were made in the second quarter of 2023.

SCHEDULE 2

The following table provides a reconciliation of operating income (loss) calculated in accordance with GAAP to Adjusted OIBDA for Liberty Broadband for the three and twelve months ended December 31, 2022 and December 31, 2023.

LIBERTY BROADBAND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q22	4Q23	2022	2023
Liberty Broadband Operating Income (Loss)	$(33)	$13	$(39)	$73
Depreciation and amortization	67	61	262	230
Stock-based compensation	9	9	37	34
Litigation settlement(a)	38	—	67	—
Liberty Broadband Adjusted OIBDA (Loss)	$81	$83	$327	$337
GCI Holdings	$91	90	$358	361
Corporate and other	(10)	(7)	(31)	(24)

a)	GCI’s operating income for the year ended December 31, 2022 includes a $29 million legal settlement accrual related to discussions and settlement offers that GCI made to the DOJ and Enforcement Bureau of the FCC. The legal proceedings were finalized and settlement payments were made in the second quarter of 2023. Additionally, during the fourth quarter of 2022, Liberty Broadband accrued $38 million for a litigation settlement relating to a tentative settlement of the Charter and Liberty Broadband Delaware litigation. The legal proceeding was finalized and a settlement payment was made in the second quarter of 2023.

LIBERTY BROADBAND CORPORATION

BALANCE SHEET INFORMATION

(unaudited)

	December 31,	December 31,
	2023	2022

	amounts in millions,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$158	375
Trade and other receivables, net	178	201
Prepaid and other current assets	94	84
Total current assets	430	660
Investment in Charter, accounted for using the equity method	12,116	11,433
Property and equipment, net	1,053	1,011
Intangible assets not subject to amortization
Goodwill	755	755
Cable certificates	550	550
Other	40	37
Intangible assets subject to amortization, net	461	516
Other assets, net	236	180
Total assets	$15,641	15,142

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$86	92
Deferred revenue	30	20
Current portion of debt, including zero and $1,373 measured at fair value, respectively	3	1,376
Indemnification obligation	—	50
Other current liabilities	59	137
Total current liabilities	178	1,675
Long-term debt, net, including $1,255 and zero measured at fair value, respectively	3,733	2,425
Obligations under tower obligations and finance leases, excluding current portion	83	86
Long-term deferred revenue	65	63
Deferred income tax liabilities	2,216	2,040
Preferred stock	202	202
Other liabilities	141	150
Total liabilities	6,618	6,641
Equity
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 18,233,573 and 18,528,468 at December 31, 2023 and 2022 respectively	—	—
Series B common stock, $.01 par value. Authorized 18,750,000 shares; issued and outstanding 2,025,232 and 2,106,636 at December 31, 2023 and 2022, respectively	—	—
Series C common stock, $.01 par value. Authorized 500,000,000 shares; issued and outstanding 123,704,814 and 125,962,296 at December 31, 2023 and 2022, respectively	1	1
Additional paid-in capital	3,107	3,318
Accumulated other comprehensive earnings (loss), net of taxes	52	9
Retained earnings	5,843	5,155
Total stockholders' equity	9,003	8,483
Non-controlling interests	20	18
Total equity	9,023	8,501
Commitments and contingencies
Total liabilities and equity	$15,641	15,142

LIBERTY BROADBAND CORPORATION

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Years ended
	December 31,
	2023	2022

	amounts in millions,
	except per share amounts

Revenue	$981	975
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	245	253
Selling, general and administrative, including stock-based compensation	433	432
Depreciation and amortization	230	262
Litigation settlement	—	67
	908	1,014
Operating income (loss)	73	(39)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(206)	(133)
Share of earnings (losses) of affiliate	1,155	1,326
Gain (loss) on dilution of investment in affiliate	(60)	(63)
Realized and unrealized gains (losses) on financial instruments, net	(101)	334
Gain (loss) on dispositions, net	—	179
Other, net	27	(70)
Earnings (loss) before income taxes	888	1,534
Income tax benefit (expense)	(200)	(277)
Net earnings (loss)	688	1,257
Less net earnings (loss) attributable to the non-controlling interests	—	—
Net earnings (loss) attributable to Liberty Broadband shareholders	$688	1,257
Basic net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$4.71	8.01
Diluted net earnings (loss) attributable to Series A, Series B and Series C Liberty Broadband shareholders per common share	$4.68	7.96

LIBERTY BROADBAND CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Years ended
	December 31,
	2023	2022

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$688	1,257
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	230	262
Stock-based compensation	34	37
Litigation settlement	—	67
Share of (earnings) losses of affiliate, net	(1,155)	(1,326)
(Gain) loss on dilution of investment in affiliate	60	63
Realized and unrealized (gains) losses on financial instruments, net	101	(334)
Deferred income tax expense (benefit)	168	54
(Gain) loss on dispositions, net	—	(179)
Other, net	(4)	(4)
Change in operating assets and liabilities:
Current and other assets	20	140
Payables and other liabilities	(126)	(93)
Net cash provided by (used in) operating activities	16	(56)
Cash flows from investing activities:
Capital expenditures	(222)	(181)
Grant proceeds received for capital expenditures	6	25
Cash received for Charter shares repurchased by Charter	394	3,034
Cash proceeds from dispositions, net	—	163
Cash released from escrow related to dispositions	23	—
Purchase of investments	(53)	—
Other investing activities, net	2	6
Net cash provided by (used in) investing activities	150	3,047
Cash flows from financing activities:
Borrowings of debt	1,501	325
Repayments of debt, tower obligations and finance leases	(1,616)	(231)
Repurchases of Liberty Broadband common stock	(227)	(2,882)
Indemnification payment to Qurate Retail	(45)	—
Other financing activities, net	(3)	(9)
Net cash provided by (used in) financing activities	(390)	(2,797)
Net increase (decrease) in cash, cash equivalents and restricted cash	(224)	194
Cash, cash equivalents and restricted cash, beginning of period	400	206
Cash, cash equivalents and restricted cash, end of period	$176	400